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                                                                   Exhibit 10.29


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                          ASSET CONTRIBUTION AGREEMENT

                           Dated as of August 4, 1997

                                     between
                                 ---------------

                                  CONTRIBUTEE:

                    TOWER REALTY OPERATING PARTNERSHIP, L.P.

                                 ---------------

                                       AND
                                ----------------

                                  CONTRIBUTORS:

                           PROPERTIES ATLANTIC, INC.,

                               CLIFFORD STEIN, and

                                   REID BERMAN
                                 ---------------


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                          ASSET CONTRIBUTION AGREEMENT


            ASSET CONTRIBUTION AGREEMENT (the "Agreement"), dated as of August 4, 1997, by and among Tower Realty Operating Partnership, L.P., a Delaware limited partnership (the "Contributee"), and Properties Atlantic, Inc., a Florida corporation ("Properties Atlantic"), Clifford Stein ("Stein") and Reid Berman ("Berman", and together with Properties Atlantic and Stein, the "Contributors").



                                    RECITALS

            A. Contributee desires to acquire from Contributors, and Contributors desire to contribute to Contributee in exchange for Units (as defined herein), certain assets owned by Contributors and related to, used or useful in, the business of Contributors, consisting of the Contributed Assets (as defined herein), on the terms and conditions contained herein (the "Acquisition").

            B. In connection with the Acquisition, Contributee desires to assume from Contributors, and Contributors desires to transfer to Contributee, certain obligations and liabilities of Contributors relating to the business of Contributors, on the terms and subject to the conditions contained herein.

            C. The Contributee desires to consummate the Acquisition in connection with (i) the formation of Tower Realty Trust, Inc., a Maryland corporation (the "COMPANY"), which intends to qualify as a real estate investment trust and which is (either directly or through its wholly-owned subsidiaries) the sole general partner as well as a limited partner of the Contributee, and (ii) the proposed initial public offering (the "IPO") and concurrent private placement of shares of the Company's common stock, par value $0.01 per share ("COMMON STOCK").


                                    AGREEMENT

            NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

            1.1 Defined Terms. As used herein, the terms below shall have the meanings set forth in this Section 1.1. Any of these terms, unless the context otherwise requires, may be used in the singular or plural depending upon the reference.

            "Affiliate" of a Person shall mean, with respect to that Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with that Person.
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            "Assumed Liabilities" shall mean the obligations and liabilities of
Contributors listed on Schedule 2.1 and all liabilities, obligations and commitments incurred pursuant to

                  (a)   Contracts which are identified on Schedule 1.1A, and

                  (b) Contracts entered into by Contributors in the ordinary course of the business of Contributors after the date hereof and prior to the Closing Date and which otherwise comply with the terms of this Agreement.

            "Authority" shall mean any court, arbitrator or arbitral body, or any foreign or federal, state, municipal or other government or governmental, quasi-governmental or other agency, authority, department or commission.

            "Books and Records" shall mean with respect to Contributors all books and records, whether on any computer software program or otherwise, pertaining to the Contributed Assets, Assumed Liabilities, customers, distributors or suppliers of Contributors, including Tax returns, work schedules and other information relevant to such returns.

            "Business" shall mean the real estate brokerage business of the Contributors.

            "business day" shall mean any day other than Saturday, Sunday or any day when banks in New York are required or permitted to close.

            "Claims" shall mean with respect to Contributors all claims, causes of action, choses in action, rights of recovery and rights of set-off of whatever kind or description against any Person or entity arising out of or relating to the Contributed Assets of Contributors or relating to Contributors, except to the extent primarily related to the Excluded Liabilities of Contributors.

            "Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

            "Contract" shall mean with respect to Contributors any of the agreements, contracts, Leases, notes, loans, evidences of indebtedness, purchase orders, letters of credit, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, policies, quotations and other executory commitments, in each case, related to, used or useful in the Business, to which any of the Contributors is a party or to which any of its assets are subject, whether oral or written, express or implied, expressly excluding contracts, agreements and rights excluded from the Contributed Assets and the proceeds thereof.

            "Contract Rights" shall mean with respect to Contributors all of Contributors' rights and obligations under the Contracts.


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            "Contributed Assets" shall mean, with respect to Contributors, all of Contributors' right, title and interest in and to all properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by Contributors on the Closing Date or in which any of Contributors has any interest whatsoever on the Closing Date relating to, used or useful in the Business, including without limitation, the following:

            (a) accounts and notes receivable, refunds or deposits and prepaid expenses (including, without limitation, any prepaid insurance premiums);

            (b)   cash and cash equivalents;

            (c)   all Contract Rights;

            (d)   all Facilities;

            (e)   all Facility Leases;

            (f)   all Leases:

            (g)   all Real Property;

            (h)   all Leasehold Estates;

            (i)   all Leasehold Improvements;

            (j)   all Fixtures and Equipment;

            (k)   all Books and Records;

            (l)   all Intellectual Property Rights;

            (m)   all Claims;

            (n) the Insurance Policies of Contributors to the extent Contributee desires such policies to be assigned to Contributee; and

            (o)   all Permits;

provided, that the term "Contributed Assets" shall not include: (1) any personal assets of Stein or Berman that have not been used exclusively in the Business;
(2) contracts and agreements pertaining to commissions receivable of Properties Atlantic whether presently existing or hereafter arising and all proceeds thereof; and (3) assets that (x) are not listed in the Schedules hereto or the Disclosure Schedule and (y) are not related to, used or useful in the Business.

            "Disclosure Schedule" shall mean the schedule executed and delivered by Contributors to Contributee within 30 days after the hereof that sets forth the exceptions to the representations and warranties contained in Article IV hereof and certain other information called for by Article IV hereof and other provisions of this Agreement. Unless otherwise specified, each reference in
Article IV to any numbered schedule is a reference to that numbered schedule that is included in the Disclosure Schedule.


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            "Encumbrances" shall mean any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encumbrance or other right of third parties.

            "Excluded Liabilities" shall mean any and all liabilities or obligations of Contributors, whether actual or contingent, matured or unmatured, liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof, which shall include, without limitation:

            (a) Except as specifically set forth in Section 6.4, any liabilities to or in respect of any employees or former employees of Contributors or any Affiliate thereof including, without limitation:

                  (i) any liability arising under or with respect to any Employment Agreement (including termination, severance or incentive arrangements with employees), whether or not written, between Contributors and any employee or any Affiliate thereof,

                  (ii) any liability under or with respect to any Employee Plan, program or arrangement, whether or not written, at any time maintained, contributed to by Contributors or any Affiliate thereof or under which Contributors or any Affiliate thereof may incur liability, or any liability with respect to Contributors' withdrawal or partial withdrawal by Contributors or any Affiliate thereof from or termination of any such plan, program or arrangement and

                  (iii) any claim of an unfair labor practice, or any claim
            under any state unemployment compensation or worker's compensation law or regulation or under any federal or state employment discrimination law or regulation, or any claim under any federal or state plant closing law or regulation, that shall have been asserted on or prior to the Closing Date or to the extent the basis for any claim, liability, damages or penalty shall have arisen on or prior to the Closing Date, whether or not such liabilities are described, listed or referred to on the Disclosure Schedule;

            (b) Any liabilities or obligations incurred in connection with or arising out of or resulting from the presence, release or disposal of Hazardous Substances at any time on or prior to the Closing Date (or in the case of any presence, release or disposal by Contributors or any predecessor or successor in interest of Contributors or any Representative or independent contractor thereof, at any time prior to or after the Closing Date), whether or not such claims or actions with respect thereto are described, listed or referred to on the Disclosure Schedule, or any Environmental Claims relating to actions, inactions, occurrences or conditions happening or existing on or prior to the Closing Date (or if relating to Contributors, any predecessor or successor in interest of Contributors or any Representative or independent contractor thereof, at any time prior to, at or after the Closing Date), whether or not such Environmental Claims, actions, inactions, occurrences or conditions are described, listed or referred to on the Disclosure Schedule;

            (c) Any liability or obligation of Contributors in respect of any Tax relating to any taxable years (or portions thereof) of Contributors ending on or prior to the Closing Date whether or not such liabilities are described, listed or referred to on the Disclosure Schedule;

            (d) Any claim or cause of action asserted against Contributors or that adversely affects the Contributed Assets and that shall have been asserted on or prior to the Closing Date or to the extent the basis of which shall have arisen on or prior to the Closing Date, whether or not such claim or cause of action is described, listed or referred to on the Disclosure Schedule;

            (e) Any liabilities or obligations of Contributors directly or indirectly resulting from or arising out of entering into, performing its obligations pursuant to, or consummating the transactions contemplated by, this


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Agreement (including, without limitation, all legal and other professional fees relating to the preparation of this Agreement and the consummation of the transactions contemplated hereby), whether or not such liabilities or obligations as described, listed or referred to on the Disclosure Schedule; and

            (f) Any Taxes or other liability or obligation of Contributors in respect of fees or costs of recording or filing any applicable conveyancing instruments described in Section 3.2(a), whether or not such liabilities or obligations are described, listed or referred to on the Disclosure Schedule.

            "Facilities" shall mean with respect to Contributors the offices and all Real Property and related facilities, that are identified or listed under Contributors' name on Exhibit A attached hereto.

            "Facility Leases" shall mean all of the Leases of Facilities listed under Contributors' name on Schedule 4.5.

            "Fixtures and Equipment" shall mean with respect to Properties Atlantic all of the furniture, fixtures, furnishings, machinery and equipment, spare parts, supplies, Vehicles and other tangible personal property owned by Contributors and located in, at or upon the Facilities of Properties Atlantic as of the Closing Date.

            "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, as in effect on the date hereof, consistently applied.

            "Insurance Policies" shall mean with respect to Properties Atlantic the insurance policies issued by unaffiliated, third-party carriers relating to the Contributed Assets of Contributors listed under Contributors' name on
Schedule 4.17.

            "Laws" shall mean any law, statute, rule, regulation, ordinance, standard, code, order, judgment, decision, writ, injunction, decree, award or other governmental restriction including, without limitation, any policy or procedure issued or enforced by any Authority.

            "Leasehold Estates" shall mean with respect to Contributors all of Contributors' rights and obligations as lessee under the Leases of Contributors listed on the Disclosure Schedule.

            "Leasehold Improvements" shall mean with respect to Contributors all of Contributors' leasehold improvements situated in or on the property leased under the Leases of Contributors.

            "Leases" shall mean with respect to Contributors all of the leases of Contributors listed under Contributors' name on the Disclosure Schedule and all other leases relating to the Contributed Assets of Contributors and the Business that are not required to be scheduled pursuant to this Agreement.

            "Material Adverse Effect" shall mean with respect to Contributors a material adverse effect on (i) the Contributed Assets, the business or the condition (financial or otherwise), properties, liabilities, reserves, working capital, earnings, results of operations, or business prospects, or relations with customers, suppliers, distributors or employees of Properties Atlantic or
(ii) the right or ability of Contributors to consummate the transactions contemplated hereby.


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            "Permits" shall mean with respect to Contributors all licenses, permits and other governmental authorizations necessary to carry on the business of Contributors as presently conducted and as proposed to be conducted.

            "Person" shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust or unincorporated organization or any Authority.

            "Real Property" shall mean all real property and improvements listed on Schedule 1.1B.

            "Representative" shall mean with respect to any Person or entity any officer, director, employee, Affiliate, principal, accountant, attorney, agent, or other representative of such Person or entity.

            "Subsidiary" shall mean with respect to Properties Atlantic (i) any corporation in an unbroken chain of corporations beginning with Properties Atlantic if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; (ii) any partnership in which a Contributor is a general partner; or
(iii) any partnership in which Contributors possesses a 50% or greater interest in the total capital or total income of such partnership.

            "Tax" or "Taxes" shall mean with respect to Contributors all federal, state, local, foreign and other taxes, assessments or other government charges, including, without limitation, income, estimated income, business, occupation, franchise, gross income, gross receipts, property, sales, transfer, gains, value-added, document, use, employment, commercial rent or withholding taxes, including interest, penalties and additions in connection therewith for which Contributors may be liable.

            "Vehicles" shall mean with respect to Properties Atlantic all automobiles and other vehicles owned or leased by Properties Atlantic as listed under its name on Exhibit B attached hereto.

            1.2 Other Defined Terms. In addition to the terms defined in the recitals to this Agreement and in Section 1.1, the following terms shall have the meanings provided for such terms in the Sections set forth below:

    Term                                                        Section
    ----                                                        -------
    Actions................................................     4.12
    Closing................................................     3.1
    Closing Date...........................................     3.1
    Confidential Information...............................     Art. IX
    Confidentiality Agreement..............................     3.2(f)
    customer...............................................     Art. IX
    Damages................................................     10.3(a)
    Employee Plan..........................................     4.21(a)(i)
    Environmental Claims...................................     4.20(f)(ii)
    Environmental Conditions...............................     4.20(f)(iii)
    Environmental Laws.....................................     4.20(f)(i)
    ERISA..................................................     4.21(a)(ii)
    ERISA Affiliate........................................     4.21(a)(iii)
    ERISA Plan.............................................     4.21(a)(iv)
    Exchange Act...........................................     4.14


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    Financial Statements...................................     4.8
    Hazardous Substances...................................     4.20(f)(iv)
    Intellectual Property Rights...........................     4.4
    IPO....................................................     Recitals
    Leased Property........................................     4.5
    Multiemployer Plan.....................................     4.21(a)(v)
    Non-competition Period.................................     Art. IX
    Non-recruit Period.....................................     Art. IX
    PBGC...................................................     4.21(a)(vi)
    Pension Plan...........................................     4.21(a)(vii)
    Personnel..............................................     4.9(b)(I)
    Securities Act.........................................     4.14
    Contributors Employee..................................     4.21(a)(viii)
    Contributors Group.....................................     Art. IX
    Territory..............................................     Art. IX
    Transferred Employees..................................     6.4(a)
    Welfare Plan...........................................     4.21(a)(ix)

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

            2.1 Transfer of Assets; Assumption of Certain Liabilities. Upon the terms and subject to the conditions herein set forth, on the Closing Date:

            (a) Contributors shall contribute, convey, transfer, assign and deliver to Contributee, and Contributee shall acquire from Contributors, the Contributed Assets.

            (b) Contributee shall assume from Contributors the Assumed Liabilities listed on Schedule 2.1.

            2.2 Liabilities. Notwithstanding any other provision of this Agreement, Contributee shall not assume any Excluded Liabilities. Furthermore, Contributee does not, and will not, assume any liabilities or obligations of Contributors, or any liabilities or obligations related to Contributors' business, except for the Assumed Liabilities listed on Schedule 2.1 hereof. Contributors acknowledges that Contributee has not, and will not, assume any liabilities or obligations of Contributors, or any liabilities or obligations related to Contributors' business, except for the Assumed Liabilities listed on
Schedule 2.1 hereof.

            2.3 Amount and Payment of Acquisition Price. In consideration of the contribution, conveyance, transfer, assignment and delivery of all of the Contributed Assets by Contributors to Contributee on the Closing Date, and in reliance upon the representations, warranties, covenants and agreements made herein by Contributors, Contributee shall, in exchange therefor, deliver to
Contributors:

            (a) instruments of assumption, substantially in the forms attached hereto as Exhibits C and D, evidencing Contributee's assumption of all of the Assumed Liabilities; and

            (b) $3,000,000 in units of limited partnership interests in the Contributee ("UNITS"), allocated among the Contributors in accordance with the allocation provided by the Contributors to the Contributee three (3) business days prior to the Closing Date. For purposes of this Agreement, the value of a Unit shall be the median of the proposed per share offering price for the shares of Common Stock as set forth in the final


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preliminary prospectus included in the Registration Statement on Form S-11 filed by the Company in connection with the IPO.

                                   ARTICLE III

                                     CLOSING

            3.1 Closing. Upon the terms and subject to the conditions set forth herein, and subject to Section 11.1, the closing of the transactions contemplated herein (the "Closing") shall occur simultaneously with the closing of the IPO but subject to the satisfaction or waiver of the conditions set forth in Articles VII and VIII (the "Closing Date") at the offices of Battle Fowler LLP, Park Avenue Tower, 75 East 55th Street, New York, New York 10022, unless the parties hereto shall otherwise agree.

            3.2   Deliveries at Closing.

            (a) Instruments and Possession. To effect the transfers referred to in Section 2.1 hereof, Contributors shall, on the Closing Date, execute and deliver to Contributee:

            (i) a bill of sale, substantially in the form attached hereto as Exhibit E, conveying in the aggregate all personal property included in the Contributed Assets;

            (ii) an Assignment of Lease substantially in the form attached hereto as Exhibit F with respect to each of the Leases;

            (iii) subject to Section 3.2(c), assignments, in form and substance satisfactory to Contributee, of all Contract Rights included in the Contributed Assets;

            (iv) assignments, in form and substance satisfactory to Contributee, of all Intellectual Property Rights, in recordable form to the extent necessary to assign such rights;

            (v)   all cash and cash equivalents of Properties Atlantic;

            (vi)  all Books and Records of Properties Atlantic;

            (vii) such keys, lock and safe combinations and other similar items as Contributee shall require to obtain full occupation, possession and control of the Facilities of Properties Atlantic;

            (viii) such changes relating to the bank accounts and safe deposit boxes of Properties Atlantic as Contributee shall have requested by notice to Contributors at least two (2) business days prior to the Closing Date; and

            (ix) such other instruments as shall be reasonably requested by Contributee to vest in Contributee good and valid title in and to the Contributed Assets in accordance with the provisions hereof.

            (b) Form of Instruments. All of the foregoing instruments shall be in form and substance, and shall be executed and delivered in a manner, satisfactory to Contributee in its sole discretion.


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            (c)   Consents to Assignment. Anything in this Agreement to the
contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract or Permit or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the respective rights of Contributee or Contributors thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Contributee would not receive all such rights, Contributors will cooperate with Contributee, in all respects, to provide to Contributee the benefits under any such Contract or Permit, including, without limitation, enforcement for the benefit of Contributee of any and all rights of Contributors against a third party thereto, arising out of the breach or cancellation by such third party or otherwise; and any transfer or assignment to Contributee of any property or property rights or any Contract or Permit that shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained. Nothing contained in this Section 3.2(c) shall be deemed to diminish Contributee's right to refuse to close under this Agreement in the event any of the conditions precedent set forth in Article VIII are not satisfied.

            (d) Assumption Documents. Upon the terms and subject to the conditions contained herein, on the Closing Date, Contributee shall deliver to
Contributors:

                        (i) an Assumption of Lease substantially in the form
                  attached hereto as Exhibit C with respect to each of the Leases and

                        (ii) such other instruments of assumption evidencing
                  Contributee's assumption, pursuant to Section 2.1(b) hereof, of the liabilities and obligations of Contributors described in Section 2.1(b), as Contributee and Contributors shall deem necessary or desirable, substantially in the form attached hereto as Exhibit D.

            (e) Certificates; Opinions. At the Closing, Contributee and Contributors shall deliver the certificates, opinions of counsel and other items described in Articles VII and VIII.

            (f) Other Closing Transactions. At the Closing, each of the parties shall take such other actions required hereby to be performed by it prior to or on the Closing Date including, without limitation, satisfying the conditions set forth in Articles VII and VIII.


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF Contributors

            Contributors hereby jointly and severally represent and warrant to Contributee that the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

            4.1 Organization. Properties Atlantic is duly organized, validly existing and in good standing under the laws of the State of Florida, has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets, including the Contributed Assets by it. Properties Atlantic is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under the applicable law as a result of the conduct of its business or the ownership of its properties, including the Contributed Assets by it, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect. Each jurisdiction in which


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Properties Atlantic is qualified to do business as a foreign corporation is listed on Schedule 4.1. Properties Atlantic does not have any Subsidiaries that are not listed on Schedule 4.1.

            4.2 Authorization. Properties Atlantic has all necessary corporate power and authority and has taken all corporate action and received all shareholder consents and approvals necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, and no other proceedings on the part of Properties Atlantic are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Contributor and is a legal, valid and binding obligation of each Contributor enforceable against him or it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and
(ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

            4.3 Title to Assets. (a) Schedule 4.3 identifies all Real Property and personal property with a book value or replacement cost in excess of $1,000 owned or leased by Contributors used or useful in their business. The Contributed Assets constitute and include all the property, assets and rights related to, used, or useful in the conduct of the business of Contributors in the ordinary course, consistent with past practice. Contributors own free and clear of any Encumbrances or, as set forth on Schedule 4.3, leases or has rights to use, the Contributed Assets set forth on Schedule 4.3, except for (i) Encumbrances that in the aggregate are not substantial in amount, do not materially detract from the value of the Contributed Assets subject thereto or interfere with the present use thereof and have not arisen other than in the ordinary course of business and (ii) Encumbrances specifically identified on
Schedule 4.3. Upon consummation of the transactions contemplated hereby, Contributee will acquire good title to all of the Contributed Assets owned by Contributors, free and clear of any Encumbrances, except for (i) Encumbrances that in the aggregate are not substantial in amount, do not materially detract from the value of the Contributed Assets subject thereto or interfere with the present use thereof and have not arisen other than in the ordinary course of business and (ii) Encumbrances specifically identified on Schedule 4.3. Contributors own fee simple, marketable title to the Real Property.

            (b) Except for the Real Property listed on Schedule 1.1B, there is no real property in which Contributors have an interest or which is used or occupied by Contributors. Local zoning ordinances, general plans and other applicable land use regulations and all private covenants, conditions and restrictions, if any, permit the transfer and use of each Real Property (and reconstruction and resumption of use of the Facilities in the event of damage or destruction thereof or cessation of use thereof) for the business presently conducted thereon as a matter of right for an unlimited time period, and specifically not merely as a legal non-conforming use or any other legal status which would by its terms or by operation of law limit the duration of such use or the right to rebuild and resume use of each Facility in the event of damage, destruction or cessation of use of any Facility for any reason. All Permits that are necessary to permit the use of all the Real Property as it is currently used and in accordance with the provisions of this Agreement have been obtained and are in full force and effect. There are no outstanding material deficiencies or work orders of any Authority having jurisdiction over any Facility requiring conformity to any Laws or by-law pertaining to any Facility. Contributors have not received any notice of any claim, requirement or demand of any licensing or certifying agency or other Authority supervising or having authority over the Facilities or otherwise to rework or redesign any of them or to provide additional furniture, fixtures, equipment or inventory so as to conform to or comply with any Law which have not been fully satisfied prior to the date hereof. All utilities, including, but not limited to water, water well, sewer, disposal, gas and electricity and telephone, to the extent necessary for the operation of the Facilities are connected to the Real Property and the Facilities and are adequate for the intended use of the Real Property and the improvements. Means of ingress and egress, streets, parking and drainage facilities are adequate for the existing and intended use of the Real Property. No defect or condition of the Real Property, or the soil or geology thereof, exists that will or may impair the current or planned use of the Real Property.


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            4.4   Intentionally Omitted.

            4.5 Facility Leases. Schedule 4.5 lists and describes briefly all Facility Leases. Such Facility Leases constitute all leases, subleases or other occupancy agreements pursuant to which Contributors occupy or uses Real Property for the Business. Contributors have in all material respects performed all the obligations required to be performed by it through the date hereof with respect to all leased property described in the Leases of Contributors (the "Leased Property"). Contributors enjoy peaceful and undisturbed possession of all the Leased Property. With respect to each such Facility Lease:

                  (i) Contributors will transfer to Contributee at the Closing an unencumbered interest in the Leased Property;

                  (ii) All Facilities leased or subleased thereunder have
            received all material approvals of Authorities (including licenses and Permits and a certificate of occupancy or other evidence of lawful occupancy of the Leased Property) required in connection with the operation thereof, and have been operated and maintained in all material respects in accordance with applicable laws, rules and regulations;

                  (iii) All Facilities leased or subleased thereunder are
            supplied with utilities (including water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such Facilities as currently operated;

                  (iv) There are no pending, or to the best of Contributors'
            knowledge, threatened condemnation proceedings with respect to the Leased Property, or pending or, or to the best of Contributors' knowledge, threatened litigation or administrative actions relating to the Leased Property;

                  (v) There are no subleases, licenses, options, rights,
            concessions or other agreements or arrangements, written or oral, granting to any Person the right to use or occupy such Leased Property or any portion thereof or interest therein;

                  (vi) The improvements constructed on the Leased Property are in good operating condition and repair without any material structural or mechanical defects of any kind, ordinary wear and tear excepted; and

                  (vii) Contributors have not received notice of any special assessment relating to the Leased Property and has no knowledge of any pending or threatened special assessment.

            4.6   Contracts and Commitments. (a) Except for Contracts listed on
Schedule 4.6 and except for Contracts made in the ordinary and usual course of its business since January 1, 1997 consistent with past practice or as expressly contemplated by this Agreement and the transactions contemplated hereby, Contributors are not a party to, or bound by, any Contract of any kind to be performed after the Closing Date (i) pursuant to which it is obligated to expend more than $5,000 in any twelve-month period and that is not subject to cancellation on not more than 30 days' notice by Contributors without penalty or increased cost or (ii) with any personnel or other Affiliates of Contributors.

            (b) To the best of Contributors' knowledge, there is no default by any party to any such Contract, which default could have a Material Adverse Effect. Schedule 4.6 lists the following Contracts, agreements and other written arrangements to which Contributors are a party:

                  (i) any written arrangements (or group of related written
            arrangements) for the lease of personal property providing for lease payments in excess of $5,000 per annum;

                  (ii) any written arrangement (or group of related written
            arrangements) for the purchase or sale of supplies, products or other property or for the furnishing or receipt of services, including, without limitation, any customer or vendor contracts;

                  (iii) any written arrangement (or group of related written arrangements) concerning a partnership or joint venture with any other Person;

                  (iv) any written arrangement (or group of related written
            arrangements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $5,000 in principal amount or under which it has imposed (or may impose) a security interest or lien on any of its assets, tangible or intangible;

                  (v) any written arrangement (or group of related written
            arrangements) concerning confidentiality or non-competition arrangements;

                  (vi) any Employee Plan of Contributors and any written
            arrangement with any of its directors, officers, stockholders or employees in the nature of a collective bargaining agreement, employment agreement or severance agreement;

                  (vii) any written arrangement with any of its directors,
            officers, shareholders or employees or any member of any such Person's immediate family (x) providing for the furnishing of material services by, (y) providing for the rental of material real or personal property from, or (z) otherwise requiring material payments to (other than for services as officers, directors or employees of Contributors), any such Person or any corporation, partnership, trust or other entity in which any such Person has a substantial interest as a shareholder, officer, director, trustee or partner;

                  (viii) any other written arrangement (or group of related
            written arrangements) under which the consequences of a default or termination could have a Material Adverse Effect;

                  (ix) any other written arrangement (or group of related
            written arrangements) either involving aggregate payments of more than $5,000 or not entered into in the ordinary course of business consistent with past practice; or

                  (x) any oral contract, agreement or other arrangement with respect to any of the matters referred to in the foregoing clauses
            (i) through (ix) and any proposal (oral or written) to enter into any contract, agreement or other arrangement with respect to any of the matters referred to in the foregoing clauses (i) through (ix).

Contributors have delivered to Contributee a correct and complete copy of each written arrangement listed under the name of Contributors in Schedule 4.6.

            (c) Except as set forth on Schedule 4.6, with respect to each written arrangement listed, (A) the written arrangement is legal, valid, binding, enforceable (except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law) and in full force and effect; (B) the written arrangement will continue to be legal, valid binding, enforceable (except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law) and in full force and effect on identical terms following the Closing Date; (C) no party is in material breach or default, and no event has occurred which with notice or lapse of time could constitute a material breach or default or permit termination, modification or acceleration, under the written arrangement and (D) no party has repudiated any term of the written arrangement.

            4.7 No Conflict or Violation. Except as set forth on Schedule 4.7, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a violation of or a conflict with any provision of the Articles of Incorporation or bylaws of Atlantic Properties, (b) a breach of, or a default under, or the creation of any right of any party to accelerate, terminate or cancel, any Contract, Permit, authorization or concession to which any Contributor is a party or by which any of the Contributed Assets of Contributors are bound, (c) a violation by Contributors of any Law or (d) an imposition of any material Encumbrance, restriction or charge on the business of Contributors or on any of the Contributed Assets of Contributors. Except as set forth on Schedule 4.7, no consent, approval or authorization of, or declaration, filing or registration with, any Authority, or any other Person or entity, is required to be made or obtained by Contributors in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

            4.8 Financial Statements. Properties Atlantic have heretofore delivered to Contributee a true and complete copy of its most recent regularly prepared Financial Statements (the "Financial Statements"). Except as set forth on Schedule 4.8, the Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the periods indicated, (ii) are in accordance with the Books and Records of Properties Atlantic and (iii) present fairly, as of their respective dates or the periods covered thereby, the cash flows and results of operations of Properties Atlantic.

            4.9   Absence of Certain Changes or Events. Except as set forth on
Schedule 4.9, since January 1, 1997 there has not been any:

            (a) material adverse change in the assets, liabilities (contingent or otherwise), business, condition (financial or otherwise), operations, results of operations or prospects of Properties Atlantic;

            (b) (i) except for normal periodic increases in the ordinary course of the Business consistent with past practice, increase in the compensation payable or to become payable by Contributors or any Affiliate to any of its officers, employees, former employees or agents (collectively, "Personnel"), (ii) grant, payment or accrual, contingent or otherwise, for or to the credit of any of the Personnel with respect to any bonus, incentive compensation, service award or other like benefit, (iii) adoption, creation or amendment of any Employee Plan of Contributors, (iv) employment agreement (written or verbal) made by Contributors to which Contributors or any Affiliate is a party, or (v) other change in employment terms for any of Contributors' Personnel;

            (c) sale, lease, assignment or transfer of any of the assets, tangible or intangible, of Properties Atlantic other than to Persons that are not Affiliates for fair consideration and in the ordinary course consistent with past practice;

            (d) cancellation, compromise, waiver or release of any rights or claims (or series of related rights or claims) either (i) involving an Affiliate of Contributors, (ii) involving more than $5,000 or (iii) outside the ordinary course of business consistent with past practice;

            (e) amendment, cancellation or termination of any Contract, license or other instrument related to, used or useful in the Business (i) involving an Affiliate of Contributors, (ii) involving payments in excess of $5,000 in the aggregate or (iii) that are otherwise material to Contributors;

            (f) capital expenditure or the execution of any Lease, Contract, license, sublease or sublicense (or series of related Contracts, Leases, subleases, licenses and sublicenses) or any incurring of liability therefor related to the Business (i) involving an Affiliate of Contributors, (ii) involving payments in excess of $5,000 in the aggregate, or (iii) outside the ordinary course of business consistent with past practice;

            (g) delay or failure to repay when due any material obligation of Contributors;

            (h) failure to operate the Business in the ordinary course consistent with past practice so as to use reasonable efforts to preserve the business intact, to keep available to Contributee the services of Personnel, and to preserve for Contributee the goodwill of Contributors' suppliers, customers, distributors and others having business relations with it;

            (i) material change in accounting methods or practices by Contributors;

            (j) indebtedness incurred by Properties Atlantic for borrowed money or any commitment to borrow money entered into by Properties Atlantic, or any loans or guarantees made or agreed to be made by Properties Atlantic other than to non-Affiliates in the ordinary course of business consistent with past practice;

            (k) liabilities involving $5,000 or more or otherwise material to the Business except in the ordinary course of business and consistent with past practice, or any increase or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

            (l) payment, discharge or satisfaction of any liabilities relating to the Business other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against on the most recent regularly prepared balance sheet (other than debt principal or interest repayment) of Properties Atlantic or incurred in the ordinary course of business and consistent with past practice since November 15, 1996 (other than debt principal or interest repayment);

            (m) acceleration, termination, modification, cancellation or threatened termination or cancellation of any Contract to which Contributors are a party or by which Contributors are bound;

            (n) capital investment in, any loan to, or any acquisition of the securities or assets of any other Person (i) involving an Affiliate of Contributors, (ii) involving more than $5,000 in the aggregate, or (iii) outside the ordinary course of business consistent with past practice;

            (o) grant of any license or sublicense of any rights under or with respect to any Intellectual Property Rights of Contributors except in the ordinary course of business consistent with past practice;

            (p) loan to, or other agreement with any Personnel outside the ordinary course of business consistent with past practice giving rise to any claim or right on its part against the Person or on the part of the Person against it;

            (q) charitable or other capital contribution made or pledged by Contributors in an aggregate amount in excess of $5,000;

            (r) agreement (either oral or written) by Contributors or any of the Personnel to do any of the foregoing; or

            (s) other event or condition of any character that in any one case or in the aggregate has a Material Adverse Effect, or any event or condition (other than events or conditions affecting the economy generally) known to Contributors or that it is reasonable to expect will, in any one case or in the aggregate, have a Material Adverse Effect in the future.

            4.10 Liabilities. Except as set forth on Schedule 4.10, Properties Atlantic has no liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on its most recent regularly prepared balance sheet, that have not been paid or discharged since the date thereof, (ii) liabilities incurred since January 1, 1997 in the ordinary course of business consistent with past practice and in accordance with this Agreement (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of law or arose out of any complaint, action, suit or proceeding and none of which individually or in the aggregate could have a Material Adverse Effect) and (iii) liabilities that are unrelated to the Business.

            4.11 Accounts Receivable. Except as set forth on Schedule 4.11, the accounts receivable of Contributors reflected on the Financial Statements, and all accounts receivable arising since January 1, 1997, represent bona fide claims against debtors for sales made, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed that gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer or distributor requirements. Except as set forth on Schedule 4.11, all accounts receivable of Contributors reflected in the Financial Statements shall be subject to no defenses, counterclaims or rights of set-off and shall be fully collectible within 75 days of Closing Date without cost to Contributee in collection efforts therefor, except to the extent of any reserve with respect thereto set forth in the Financial Statements (excluding the notes thereto).

            4.12 Litigation. Except as set forth on Schedule 4.12, there is no charge, complaint, action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, labor dispute, arbitral action or, to the knowledge of Contributors, investigation (collectively, "Actions") pending or, to the knowledge of Contributors, threatened or anticipated against, relating to or affecting (i) Contributors or the Contributed Assets of Contributors or the operation of the Business as currently operated and as proposed to be operated, (ii) any Employee Plan of Properties Atlantic or any trust or other funding instrument, fiduciary or administrator thereof or (iii) the transactions contemplated by this Agreement or before or by any Authority, any of which would reasonably be expected to have a Material Adverse Effect on Contributors. Contributors are not in default with respect to any judgment, order, writ, injunction or decree of any Authority, and there are no unsatisfied judgments against Contributors. There is not a reasonable likelihood of an adverse determination of any pending Actions that would, individually or in the aggregate, have a Material Adverse Effect. Each Action pending or, to the knowledge of Contributors, threatened or that Contributors have a reasonable basis to expect or anticipate (whether or not disclosed on Schedule 4.12) is fully covered by insurance of reputable and solvent insurance companies and each such applicable insurance policy is in full force and effect and Contributors have not received any notice or, to the knowledge of Contributors, threat of cancellation, limitation or non-coverage.

            4.13 Labor Matters. Except as set forth on Schedule 4.13, Properties Atlantic is not a party to any labor agreement with respect to its employees with any labor organization, group or association. Except as set forth on Schedule 4.13, Properties Atlantic has not received any inquiry (oral or written) regarding, nor experienced any attempt by organized labor or its Representatives to make Properties Atlantic conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of Properties Atlantic. Properties Atlantic is in material compliance with all applicable Laws respecting employment practices, terms and conditions of employment and wages and hours, including all federal and state plant closing laws and regulations (including the Federal Worker Adjustment and Retraining Notification Act), and, to the best knowledge of Contributors, is not and has not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against Properties Atlantic pending before the National Labor Relations Board or any other Authority arising out of Contributors' activities, and Contributors have no knowledge of any facts or information that would give rise thereto; there is no labor strike or labor disturbance pending or threatened against Properties Atlantic nor is any grievance currently being asserted; and Properties Atlantic have never experienced a work stoppage or other labor difficulty.

            4.14 Compliance with Law; Permits. Contributors and the conduct of the Business are in compliance with all applicable Laws by any Authority relating to the Contributed Assets or the Business, except where the failure to comply would not have a Material Adverse Effect. Contributors have not received any written notice to the effect that, or otherwise been advised that, it is not in compliance with any of such Laws, and Contributors have no reason to anticipate that any currently existing circumstances are likely to result in violations of any such Laws which could, in any one case or in the aggregate, have a Material Adverse Effect. Contributors have all Permits, authorizations and approvals, each of which is currently valid and in full force and effect, necessary to carry on the Business, which licenses, Permits, authorizations and approvals are set forth on Schedule 4.14. Without limiting the generality of the preceding representation and warranty, Contributors have not (i) made or agreed to make any contribution, payment or gift to any government official, employee, or agent where either the contribution, payment or gift or the purpose thereof was illegal under the Laws of any Authority, (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the Books and Records of Contributors for any reason or (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for, federal, state, local or foreign public office. In addition, Contributors (a) have complied with all applicable laws relating to employee and civil rights and relating to the employment opportunities, except where the failure to comply would not have a Material Adverse Effect, (b) filed in a timely manner all reports, documents it was required to file (and the information contained therein was correct and complete in all respects) under all applicable Laws, (c) have possession of all records and documents it was required to retain under all applicable Laws and (d) have not violated in any respect or received a notice or charge asserting any violation of the Sherman Act, the Clayton Act, the Robinson-Patman Act, the Federal Trade Commission Act, the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Exchange Act"), each as amended, except where such violation would not have a Material Adverse Effect.

            4.15  Tax Matters.

            (a) Filing of Tax Returns. Contributors have timely filed with the appropriate taxing or other governmental Authorities all returns in respect of Taxes (including, without limitation, information returns and other information) required to be filed through the date hereof. The returns and information filed are complete, correct and accurate in all material respects. Properties Atlantic has delivered to Contributee complete and accurate copies of its federal, state, local and foreign tax returns for the years 1994 and 1995.

            (b) Payment of Taxes. All Taxes for which any of the Contributors are or may be liable, in respect of periods or portions thereof ending on or before the Closing Date, shall have been paid, or an adequate reserve (in conformity with GAAP) has been established therefor, and none of the Contributors have material liability for Taxes in excess of the amounts so paid or reserves so established. All Taxes that Contributors have been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper taxing authority.

            (c) Audit History; Tax Liens. Except as set forth on Schedule 4.15 on the Disclosure Schedule, no deficiencies for Taxes of Contributors have been claimed, proposed or assessed by any taxing or other Authority. There are no pending or, to the best of Contributors' knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes of Contributors, and there are no matters under discussion with any Authorities with respect to Taxes of Contributors. Audits of federal, state and local returns for Taxes by the relevant taxing authorities have been completed for the periods set forth on Schedule 4.15. Contributors have not been notified that any taxing authority intends to audit a return for any other period. No extension of a statute of limitations relating to Taxes is in effect with respect to Contributors. There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Contributed Assets.

            (d)   Tax Elections.

            (i) All elections with respect to Taxes affecting the Contributed Assets of Contributors as of the date hereof are set forth on Schedule 4.15.

            (ii) Contributors have not made an election, and is not required, to treat any Contributed Asset of Contributors as owned by another Person within the meaning of section 168 of the Code or under any comparable state or local income tax or other tax provision.

            (e) Tax Agreements. Contributors are not a party to or bound by any binding tax sharing, tax indemnity or tax allocation agreement or other similar arrangement with any other party.

            (f) Security for Tax-Exempt Obligations. None of the Contributed Assets are property that directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

            (g) Tax-Exempt Use Property. None of the Contributed Assets are "tax-exempt use property" within the meaning of Section 168(h) of the Code.

            (h) Foreign Person. None of the Contributors is a person other than a United States person within the meaning of the Code.

            (i) No Withholding. The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or Sections 1441 through, and including, Section 1446 of the Code.

            4.16 Severance Arrangements. Except as set forth on Schedule 4.16, neither Contributors nor any Affiliate thereof has entered into any severance or similar arrangement in respect of any Personnel that will result in any obligation (absolute or contingent) of Contributee, Contributors or any other Person to make any payment to any such Personnel following termination of employment or the transfer to Contributee of the Contributed Assets.

            4.17 Insurance. Schedule 4.17 contains a complete and accurate list of all policies or binders of fire, liability, title, worker's compensation and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided) maintained by Properties Atlantic and issued by any unaffiliated third party carrier on the Business, the Contributed Assets or Personnel. All of such policies are consistent with industry practices and are sufficient for compliance with all requirements of law and of all Contracts to which any Contributor is a party. None of the Contributors is in default under any of such policies or binders, and Contributors have not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. There are no facts known to Contributors upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims under any such policies or binders. Such policies and binders provide sufficient coverage, in the reasonable opinion of Contributors, for the risks insured against, are in full force and effect on the date hereof and shall be kept in full force and effect by Contributors through the Closing Date.

            4.18 Customers, Distributors and Suppliers. (a) Schedule 4.18 contains a complete and accurate list of (i) all customers of Contributors during Contributors' last fiscal year, showing the approximate total sales by Contributors to each such customer during such fiscal year.

            (b) Except as set forth on Schedule 4.18, no customer of Contributors has cancelled, terminated, or made any written or oral threat to Contributors or to any of its Affiliates to cancel or terminate, or to reduce sales volumes below those presently existing, for any reason, including the consummation of the transactions contemplated hereby, its relationship with Contributors. Except as set forth on Schedule 4.18, Contributors have no knowledge that any such supplier or customer intends to cancel or otherwise terminate its relationship with any Contributor.

            4.19 Bank Accounts. Schedule 4.19 contains a true and correct list of the names of each bank,savings and loan, or other financial institution in which Properties Atlantic has a business account, including cash contribution accounts, or safe deposit boxes, and the names of all Persons authorized to draw thereon or to access thereto.

            4.20 Environmental Matters. Contributors are, and at all times has been, in compliance with all Environmental Laws (as defined below), except where the failure to comply would not have a Material Adverse Effect on Contributors.

            (a) Except as set forth on Schedule 4.20, there is no existing or, to Contributors' knowledge, potential Environmental Claim (as defined below), nor have Contributors received any notification or knowledge of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any disposal, release, or threatened release at any location of any Hazardous Substance (as defined below) generated or transported by Contributors.

            (b) Except as set forth on Schedule 4.20, (i) no underground tank or other underground storage receptacle for Hazardous Substances is currently located on Properties Atlantic's properties and there have been no releases of any Hazardous Substances from any underground tank or related piping at any time; and (ii) there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping) of Hazardous Substances by Contributors on, upon, or into the properties of Properties Atlantic, except where such circumstance or event would not have a Material Adverse Effect. In addition, to the best knowledge of Contributors after due inquiry, there have been no such releases by Properties Atlantic's corporate predecessors and no such releases on, upon, or into any real property in the vicinity of any of the properties of Properties Atlantic that, through soil or ground water contamination, may have come to be located on the property of Properties Atlantic.

            (c) Except as set forth on Schedule 4.20, there are no PCBs or asbestos located at or on the Leased Property of Properties Atlantic, except where the presence of such material would not reasonably be expected to have a Material Adverse Effect.

            (d) No environmental lien has attached to any property to be transferred to Contributee under this Agreement.

            (e)   Definitions.

                  (i) For purposes of this Agreement, "Environmental Laws" shall mean all federal, state, district, local, and foreign laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits, or demand letters issued, promulgated, or entered pursuant thereto, relating to pollution or protection of the environment (including without limitation ambient air, surface water, ground water, land surface, or subsurface strata), including without limitation (i) laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, materials, wastes, or other substances into the environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport, or other handling of pollutants, contaminants, chemicals, industrial materials, wastes, or other substances. Environmental Laws shall include without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any state or other Authority.

               (ii) For purposes of this Agreement, "Environmental Claims" shall mean all accusations, allegations, notice of violations, liens, claims, demands, suits, or causes of action for any damage, including without limitation, Personal injury, property damage (including any depreciation of property values), lost use of property, or consequential damages, arising directly or indirectly out of Environmental Conditions or Environmental Laws. By way of example only, Environmental Claims include
      (i) violations of or obligations under any contract between Contributors and any other Person, (ii) actual or threatened damages to natural resources, (iii) claims for nuisance or its statutory equivalent, (iv) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, response or remedial actions under any Environmental Laws, (v) a requirement to implement "corrective action" pursuant to any order or permit issued pursuant to the Resource Conservation and Recovery Act, as amended or similar provisions of applicable state law, (vi) claims for restitution, contribution, or indemnity, (vii) fines, penalties, or liens of any kind against property,
      (viii) claims for injunctive relief or other orders or notices of violation from federal, state, or local agencies or courts, and (ix) with regard to any present or former employees, claims relating to exposure to or injury from Environmental Conditions.

               (iii) For purposes of this Agreement, "Environmental Conditions" shall mean the state of the environment, including natural resources (e.g., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata, or ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping, or threatened release of Hazardous Substances by Contributors or any predecessors or successors in interest, agents, representatives, employees, or independent contractors. With respect to Environmental Claims by third parties, Environmental Conditions also include the exposure of Persons to Hazardous Substances at the work place or the exposure of Persons or property to Hazardous Substances migrating from or otherwise emanating from or located on property owned or occupied by Properties Atlantic.

               (iv) For purposes of this Agreement, "Hazardous Substances" shall mean all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic, or otherwise hazardous substances or materials (whether solids, liquids or gases), including but not limited to any substances, materials, or wastes subject to regulation, control, or remediation under Environmental

      Laws. By way of example only, the term Hazardous Substances includes petroleum, urea formaldehyde, flammable, explosive, and radioactive materials, PCBs, pesticides, herbicides, asbestos, sludge, slag, acids, metals, solvents, or waste waters.

            4.21  Employee Benefit Plans.

            (a)   Definitions. The following terms, when used in this Section
4.21 or otherwise in this Agreement, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

                  (i) Employee Plan. "Employee Plan" shall mean any employee benefit plan, program or arrangement, whether oral or written, which Contributors or an ERISA Affiliate maintains, participates in or contributes to, and which covers and provides benefits for any Contributors Employee.

                  (ii) ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  (iii) ERISA Affiliate. "ERISA Affiliate" shall mean with respect to Contributors any entity which is a member of a "controlled group of corporations" with or is under "common control" with Contributors as defined in section 414(b), (c), or (m) of the Code.

                  (iv) ERISA Plan. "ERISA Plan," "ERISA Pension Plan," or "ERISA Welfare Plan" shall mean an Employee Plan, a Pension Plan, or a Welfare Plan, respectively, which is subject to ERISA.

                  (v) Multiemployer Plan. "Multiemployer Plan" shall mean with respect to Contributors any Employee Plan which is a "multiemployer plan," as defined in Section 4001(a)(3) of ERISA.

                  (vi) PBGC. "PBGC" shall mean the Pension Benefit Guaranty Corporation.

                  (vii) Pension Plan. "Pension Plan" shall mean with respect to Contributors any Employee Plan which is an "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan).

                  (viii) Contributors Employee. "Contributors Employee" shall mean an employee currently or formerly employed by Contributors for whom Contributors or an ERISA Affiliate may have any liability as a result of such employment.

                  (ix) Welfare Plan. "Welfare Plan" shall mean with respect to Contributors any Employee Plan which is an "employee welfare benefit plan", as defined in Section 3(1) of ERISA.

            (b) Disclosure; Delivery of Copies of Relevant Documents and Other Information. Schedule 4.21 contains a complete list of Employee Plans of Contributors. True and complete copies of each of the following documents have been delivered by Contributors to the Contributee: (i) each Employee Plan (and each related trust agreement or other funding instrument) or written description thereof (where an Employee Plan is not in writing), (ii) the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan and funded Welfare Plan, (iii) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency, (iv) all actuarial reports prepared for the last three plan years for each Pension Plan, (v) a description of complete age, salary, service and related data as of the last day of the last plan year for employees and former employees employed in the Business, (vi) a description setting forth the amount of any liability of Contributors as of the Closing Date for payments more than thirty days past due with respect to each Welfare Plan, and (vii) a summary plan description for each Employee Plan to the extent required by ERISA. Schedule 4.21 also identifies which of the Employee Plans covers solely Contributors Employees and which of the Employee Plans are ERISA Plans.

            (c) Representations. Except as set forth on Schedule 4.21, Contributors represent as follows:

            (i) With respect to each Pension Plan, as of the last day of the last plan year and as of the Closing Date and as of the last day of the current Plan Year, the "amount of unfunded benefit liabilities" as defined in Section 4001(a)(18) of ERISA (but excluding from the definition of "current value" of "assets" of such Pension Plan accrued but unpaid contributions) did not and will not and is not expected to, respectively, exceed zero. None of Contributors, or any ERISA Affiliate of Contributors, has any liability for unpaid contributions with respect to any Pension Plan.

            (ii) There are no Multiemployer Plans with respect to Contributors Employees.

            (iii) Except as specifically identified in Schedule 4.21, (A) each ERISA Pension Plan and each related trust agreement, annuity contract or other funding instrument is qualified and tax-exempt under the provisions of Code Sections 401(a) (or 403(a) as appropriate) and 501(a) and has been so qualified during the period from its adoption to date; and (B) each trust or other separately funded entity related to an ERISA Welfare Plan is tax-exempt under
            Section 501(c)(9) of the Code and has been so exempt during the period from its adoption to date; and (C) no tax is due or will be incurred by any Welfare Plan which is a Welfare Benefit Fund (as defined in Section 419(e) of the Code) for any activities on or before the Closing Date; and (D) no funded Employee Plan has unfunded liabilities that as of the Closing Date were not fully reflected on the Financial Statements.

            (iv) There has been no, and this Closing shall not result in any, "reportable event" (as defined in Section 4043(b) of ERISA and the PBGC regulations under such Section) with respect to any ERISA Pension Plan. No filing has been made with the PBGC, and no proceeding has been commenced by any Person (including the PBGC), to terminate any ERISA Pension Plan. No condition exists and no event has occurred that could constitute grounds for termination of any ERISA Pension Plan. No Person has, at any time, incurred any liability, contingent or otherwise, pursuant to any provision of Title IV of ERISA or the regulations thereunder, other than for premiums due the PBGC with respect to any ERISA Pension Plan.

            (v) Each Employee Plan and each related trust agreement, annuity contract or other funding instrument presently complies and has been maintained in material compliance with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Employee Plan, including but not limited to ERISA, the Code and foreign law.

            (vi) None of Contributors, any ERISA Affiliate or any Welfare Plan, has any present or future obligation to make any payment to or with respect to any Contributors Employee pursuant to any retiree medical benefit plan or other Welfare Plan, and no condition exists which would prevent Contributors from amending or terminating any such Welfare Plan.

            (vii) Except as provided by law and as set forth in Schedule 4.21, the employment of all current Contributors Employees is terminable at will.

            (viii) There is no Employee Plan that could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(a)(1), 404 or 280G of the Code.

            (ix) No plan fiduciary of any ERISA Employee Plan has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or
            Section 4975(c)(2) or (d) of the Code.

            (x) Each Employee Plan and related trust agreement, annuity contract or other funding instrument is legally valid and binding and in full force and effect.

            (xi) None of Contributors, any ERISA Affiliate or any Employee Plan is a party to any litigation relating to or seeking benefits under any Employee Plan.

            (xii) None of Contributors, or any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Employee Plans or to amend or modify any existing Employee Plan.

            (xiii) No event has occurred in connection with an Employee Plan which Contributors, any ERISA Affiliate or any Employee Plan directly or indirectly, could be subject to any material liability under ERISA, the Code or any other law, regulation or governmental order or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which Contributors or an ERISA Affiliate has agreed to indemnify or is required to indemnify any Person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such statute, regulation or order.

            (xiv) There are no pending or anticipated lawsuits with respect to any Employee Plan and there has been no claim for benefits with respect thereto (except initial claims in the ordinary course) for which payment has not been made.

            (xv) Each and every ERISA Employee Plan which is a group health plan (as such term is defined in Section 4980B of the Code) complies and in each and every case has complied with the applicable requirement of Code Section 4980B(f) and Part 6 of Subtitle 1B of ERISA.

            4.22 No Brokers. Contributors do not have nor will have any obligation to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

            4.23 Material Misstatements or Omissions. No representations or warranties by Contributors in this Agreement, nor any document, exhibit, statement, certificate or schedule furnished or to be furnished to Contributee pursuant hereto (including, without limitation, the Disclosure Schedule), or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading. Contributors have disclosed all events, conditions and facts materially affecting (i) the Contributed Assets of Contributors, the business or the condition (financial or otherwise), properties, liabilities, reserves, working capital, earnings, technology, prospects or relations with customers, suppliers, distributors or employees of Contributors and (ii) the right or ability of Contributors to consummate the transactions contemplated hereby.

            4.24  Investment Representations and Warranties.

            (a) (i) The Contributors have received and reviewed a copy of the Private Placement Memorandum (the "PRIVATE PLACEMENT MEMORANDUM") (which Private Placement Memorandum includes a draft Registration Statement, the Summary of Partnership Agreement Provisions (the "PARTNERSHIP SUMMARY") and the Summary of Tax Matters (the "TAX MATTERS SUMMARY")), and understand the risks of, and other considerations relating to, an investment in Units.

            (ii) Each of the Contributors, by reason of his or its business and financial experience, together with the business and financial experience of those persons, if any, retained by a Contributor to represent or advise him or it with respect to its investment in Units,

                        (A) has such knowledge, sophistication and experience in
                  financial and business matters and in making investment decisions of this type that it is capable of evaluating the merits and risks of and of making an informed investment decision with respect to an investment in Units,

                        (B) is capable of protecting its own interests or has
                  engaged representatives or advisors to assist it in protecting its interests, and

                        (C) is capable of bearing the economic risk of such
                  investment.

                  (iii) (A) Each of the Contributors is an "accredited investor" as defined in Rule 501 of the regulations promulgated under the Securities Act.

                        (B) If the Contributors have retained or will retain a
                  person to represent or advise them with respect to their investment in Units, the Contributors will advise the Contributee of such retention and, at the Contributee's request, the Contributors shall, prior to or at the Closing,

                              (I) acknowledge in writing such representation and

                              (II) cause such representative or advisor to
                        deliver a certificate to the Contributee containing such representations as may be reasonably requested by the Contributee.

      (b) (i) Each of the Contributors understands that an investment in the Contributee involves substantial risks.

            (ii) The Contributors have been given the opportunity to make a thorough investigation of the proposed activities of the Contributee and has been furnished with materials relating to the Contributee and its proposed activities, including, without limitation, the Private Placement Memorandum, the Partnership Summary and the Tax Matters Summary.

            (iii) The Contributors have been afforded the opportunity to obtain any additional information requested by them.

            (iv) The Contributors have had an opportunity to ask questions of and receive answers from representatives of the Contributee concerning the Contributee and its proposed activities and the terms and conditions of an investment in Units.

            (v) Each of the Contributors has relied upon and is making his or its investment decision based upon the Private Placement Memorandum, the Partnership Summary, the Tax Matters Summary and other written information provided to the Contributors by or on behalf of the Contributee.

      (c) (i) The Units to be issued to the Contributors at the Closing will be acquired by the Contributors for their own accounts, for investment only and not with a view to, or with any intention of, a distribution or resale thereof, in whole or in part, or the grant of any participation therein.

            (ii) None of the Contributors was formed for the specific purpose of acquiring an interest in the Contributee.

      (d)   (i) The Contributors acknowledge that

                  (A) the Units to be issued to the Contributors at the Closing have not been registered under the Securities Act or state securities laws by reason of a specific exemption or exemptions from registration under the Securities Act and applicable state securities laws and, if such Units are represented by certificates, such certificates will bear a legend to such effect,

                  (B) the Company's and the Contributee's reliance on such
            exemptions is predicated in part on the accuracy and completeness of the representations and warranties of the Contributors contained herein,

                  (C) the Units to be issued to the Contributors at the Closing may not be resold or otherwise distributed unless registered under the Securities Act and applicable state securities laws, or unless an exemption from registration is available,

                  (D) there is no public market for such Units, and

                  (E) the Contributee has no obligation or intention to register such Units under the Securities Act or any state securities laws or to take any action that would make available any exemption from the registration requirements of such laws, except as provided in the Registration Rights Agreement.

            (ii) The Contributors hereby acknowledge that because of the restrictions on transfer or assignment of such Units to be issued hereunder, which will be set forth in the Partnership Agreement and in the Lock-Up Agreement, the Contributors may have to bear the economic risk of the investment commitment evidenced by this Agreement and any Units issued hereunder for an indefinite period of time, although, if applicable,

                  (A) under the terms of the Exchange Rights Agreement, as it will be in effect at the time of the IPO, Units will, subject to the limitations set forth in the Exchange Rights Agreement, be exchangeable at the request of the holder thereof at any time after the first anniversary of their issuance for cash based on their fair market value or, at the option of the Company, for Common Stock and

                  (B) the holder of any such Common Stock issued upon exchange of Units will be afforded certain rights to have such Common Stock registered under the Securities Act and applicable state securities laws pursuant to the Registration Rights Agreement.

      (e) The address set forth in Section 11.3 is the Contributors' principal place of business and none of the Contributors has a present intention of becoming a resident of any country, state or jurisdiction other than the country and state in which such principal place of business is situated.

      4.25 Private Placement Memorandum. (a) The Contributors understand and acknowledge that the Private Placement Memorandum, including, but not limited to, the descriptions of the various transactions relating to the formation and business of the Company and the Contributee set forth in the Private Placement Memorandum, is in draft form only, and such transactions are subject to change without the consent of the Contributors, so long as any such change does not result in the Contributors receiving less than $3,000,000 worth of Units pursuant to Section 2.3(b) of this Agreement.

      (b) Without limiting the foregoing, such changes may include the deletion (or addition) of one or more properties expected to be acquired by the Contributee and changes in the amount of the indebtedness expected to be repaid with the proceeds of the IPO.

      (c) The Contributee shall not be obligated to obtain the Contributors' consent as a result of such changes, although such changes could affect the nature and value of the Contributors' investment in Units.

      4.26 Covenant to Remedy Breaches. The Contributors covenant to use all reasonable efforts within its control

            (a) to prevent the breach of any representation or warranty of the Contributors hereunder,

            (b)   to satisfy all covenants of the Contributors hereunder and

            (c) to promptly clear any breach of a representation, warranty or covenant of the Contributors hereunder upon learning of same.


                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF CONTRIBUTEE

            Contributee hereby represents and warrants to Contributors as follows:

            5.1 Organization of Contributee. Contributee is duly organized, validly existing and in good standing under the laws of the State of Delaware.

            5.2 Authorization. Contributee has all necessary corporate power and authority and has taken all Partnership action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Contributee and is a legal, valid and binding obligation of Contributee, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and
(ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

            5.3 No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a violation of or a conflict with any provision of the Partnership Agreement of Contributee, (b) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Contributee is a party, which breach or default would have a material adverse effect on the business or financial condition of Contributee, taken as a whole, or its ability to consummate the transactions contemplated hereby or (c) a violation by Contributee of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a material adverse effect on the business or financial condition of Contributee, taken as a whole, or its ability to consummate the transactions contemplated hereby.

            5.4 Consents and Approvals. Except as set forth on Schedule 5.4, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other Person or entity, is required to be made or obtained by Contributee in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.


                                   ARTICLE VI

                    COVENANTS OF CONTRIBUTORS AND CONTRIBUTEE


            Each of the Contributors and Contributee covenant and agree with each other as follows:

            6.1 Maintenance of Business Prior to Closing. Prior to the Closing, Contributors shall use their best efforts to continue to carry on the Business in the ordinary course and consistent with past practice and will not take any action inconsistent therewith or with the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, Contributors shall (i) maintain the Contributed Assets in their current state of repair, excepting normal wear and tear; (ii) maintain insurance covering the Contributed Assets similar to that in effect on the date hereof;
(iii) use its best efforts to preserve the current business organization of Contributors intact; (iv) use its best efforts to keep available the services of its current Personnel; and (v) use its best efforts to preserve the current business relationships with customers, suppliers, distributors and others having business dealings with Contributors. Contributors will not engage in any practice, take any action, embark on any course of inaction or enter into any transaction that would cause or result in any of its representations and warranties set forth in Article IV being untrue as of the Closing Date.

            6.2 Investigation by Contributee. Between the date of this Agreement and the Closing, Contributee intends to conduct a review of the Business and financial condition of Contributors. In connection with such review by Contributee, Contributors shall allow Contributee and its Representatives, during regular business hours to make such inspection of the Contributed Assets of Contributors and to inspect and make copies of Contracts, Books and Records or other information requested by Contributee and related to the operation of the Business, including historical financial information concerning the Business. Contributors shall furnish to Contributee promptly upon request (i) all such additional documents and information with respect to the affairs of Contributors relating to the Business or (ii) access to Personnel of Contributors and to Contributors' Accountant and its Representatives as Contributee or its Representatives may from time to time reasonably request and shall instruct such Personnel and Representatives to cooperate with Contributee, and to provide such information as Contributee and such Representatives may request.

            6.3 Consents and Best Efforts. As soon as practicable, Contributors will commence all reasonable action to obtain all applicable Permits, consents, approvals and agreements of, and to give all notices and make all filings with, any third parties or Authorities as may be necessary to authorize, approve or permit the consummation of the transactions provided for hereby on or prior to the Closing Date.

            6.4 Employee Matters. (a) During the period between the date hereof and the Closing Date, Contributors shall use its best efforts to keep available current Contributors Employees for employment by Contributee. Contributors shall encourage each of Contributors' current employees that are being offered employment with Contributee or its Affiliates following the Acquisition ("Transferred Employees") to accept any such offer of employment.

            (b) With respect to any funded Employee Plan covering solely Contributors Employees, at Contributee's request, Contributee and Contributors shall at the Closing take such action and execute such documents as shall be necessary and proper to transfer the sponsorship of such Plans, together with the assets relating thereto, from Contributors or an ERISA Affiliate to Contributee. With respect to any funded Employee Plan that does not cover solely Contributors Employees, at Contributee's request, Contributors shall take such action and execute such documents at Closing as shall be necessary and proper to transfer the portion of the funds, accounts, or policies of those Plans that are allocable to Contributors Employees to funds established by or on behalf of Contributee for such employees.

            (c) For a period of not more than 60 days following Closing, Contributors shall continue to maintain and administer the Welfare Plans on behalf of the Transferred Employees until Contributee shall have established its own plans for such employees and has commenced administering them. Contributee shall reimburse Contributors for Contributors' reasonable cost of maintaining and administering such Plans during such period.

            (d) Contributors shall make available to Contributee on and after the Closing such records regarding the Transferred Employees and the Employee Plans as Contributee shall reasonably request.

            6.5 Notification of Certain Matters. Between the date of this Agreement and the Closing, Contributors shall give prompt notice to Contributee of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect any time from the date hereof to the Closing Date, (ii) any Material Adverse Effect and (iii) any material failure of Contributors or any Representative of Contributors to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.

            6.6 No Mergers, Consolidations, Sale of Stock or Assets, Etc. Prior to December 31, 1997, and thereafter provided Contributee and Contributors are engaged in discussions with respect to the consummation of the transactions contemplated by this Agreement, each of Contributors and its Affiliates will not, directly or indirectly, solicit or encourage any inquiries or proposals or enter into or continue any discussions, negotiations or agreements relating to the sale or exchange of its capital stock or the merger of Properties Atlantic with, or any direct or indirect disposition of a significant amount of the Contributed Assets or the Business to, any Person other than Contributee or its Affiliates or provide any assistance or any information to or otherwise cooperate with any Person in connection with any such inquiry, proposal or transaction. In the event that Contributors or any of its Affiliates receives an unsolicited offer or proposal for such a transaction or obtains information that such an offer or proposal is likely to be made, Contributors will (i) immediately inform the party making such proposal or inquiry of the existence of Contributors' agreements herein (but without disclosing the name of Contributee hereunder) and will decline to cooperate with any such proposal or inquiry and
(ii) provide Contributee with notice thereof as soon as practical after receipt, including the identity of the prospective purchaser or soliciting party and the terms of any such offer or proposal. Contributors will instruct its Representatives and Affiliates to refrain from engaging in any of the activities or discussions described above.

            6.7 Confidentiality. Any information concerning Contributors or its Affiliates disclosed to Contributee, its Affiliates or their respective Representatives or concerning Contributee or its Affiliates or their respective Representatives, which has not been publicly disclosed shall be kept strictly confidential by them and shall not be disclosed or used by the recipients whether or not the Closing occurs and until publicly disclosed by Contributors or Contributee, as the case may be. No press releases shall be issued, nor shall the terms of this Agreement be disclosed to third parties except as agreed to in
Section 11.10 hereof.

            6.8 Disclosure Schedule. Contributors shall deliver to Contributee the Disclosure Schedules contemplated by this Agreement within 30 days after the execution and delivery of this Agreement.


                                   ARTICLE VII

                     CONDITIONS TO CONTRIBUTORS' OBLIGATIONS

            The obligations of Contributors to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by
Contributors:

            7.1 Representations, Warranties and Covenants. All representations and warranties of Contributee contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made on the Closing Date, and Contributee shall have performed all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

            7.2 No Governmental Proceedings or Litigation. No Actions by any Authority shall have been instituted or threatened for the purpose of enjoining or preventing the transactions contemplated by this Agreement or that questions the validity or legality of the transactions contemplated hereby.

            7.3 Certificates. Contributee will furnish Contributors with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Contributors which shall include, but not be limited to:

            (a) A certificate executed by the Chief Financial Officer of Contributee certifying as of the Closing Date (i) a true and complete copy of the Certificate of Limited Partnership of Contributee; (ii) a true and complete copy of the Partnership Agreement of Contributee that reflects the issuance to Contributors the number of Units that Contributors are entitled to receive pursuant to Section 2.3; (iii) a true and complete copy of the resolutions of the general partner of Contributee authorizing the execution, delivery and performance of this Agreement by Contributee and the consummation of the transactions contemplated hereby; and (iv) incumbency matters;

            (b) A certificate executed by the President or any Vice President of Contributee certifying that, as of the Closing Date, the conditions set forth in Article VII have been satisfied; and

            (c) A copy of the Certificate of Limited Partnership of Contributee and all amendments thereto, certified as of a recent date by the Secretary of State of Delaware.

                                  ARTICLE VIII

                     CONDITIONS TO CONTRIBUTEE'S OBLIGATIONS

            The obligations of Contributee to consummate any of the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions each of which may be waived by Contributee in accordance with Section 11.5:

            8.1 Representations, Warranties and Covenants. All representations and warranties of Contributors contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made on the Closing Date, and Contributors shall have performed all agreements and covenants required hereby to be performed by Contributors prior to or at the Closing Date.

            8.2 Consents. All consents, approvals and waivers from third parties and Authorities and other parties necessary to permit the consummation of the transactions contemplated hereby shall have been obtained.

            8.3 No Governmental Proceedings or Litigation. No Action by any Authority shall have been instituted or threatened for the purpose of enjoining or preventing the transactions contemplated by this Agreement, that questions the validity or legality of the transactions contemplated hereby, or that could reasonably be expected to affect materially the right or ability of Contributee to own, operate or possess any of the Contributed Assets after the Closing.

            8.4 No Material Adverse Effect. No event which could have a Material Adverse Effect on Contributors shall have occurred.

            8.5 Certificates. Contributors will furnish Contributee with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Contributee, which shall include, but not be limited to:

            (a) A certificate executed by the Secretary or an Assistant Secretary of Properties Atlantic certifying as of the Closing Date (a) a true and complete copy of the Certificate of Incorporation of Properties Atlantic;
(b) a true and complete copy of the bylaws of Properties Atlantic; (c) a true and correct copy of the resolutions and/or minutes of meetings of the board of directors and of the shareholders of Properties Atlantic authorizing the execution, delivery and performance of this Agreement by Properties Atlantic and the consummation of the transactions contemplated hereby and (d) incumbency matters;.

            (b) A certificate executed by the President and the Chief Financial Officer of Properties Atlantic certifying that, as of the Closing Date, the conditions set forth in Article VII with respect to Properties Atlantic have been satisfied;

            (c) A copy of the Certificate of Incorporation of Properties Atlantic and all amendments thereto, certified as of a recent date by the Secretary of State of Florida;

            (d) A certificate of good standing of Properties Atlantic, certified by the appropriate Secretary of State in each state where Properties Atlantic is qualified to do business;

            (e) A certificate of the Secretary of State of Florida certifying the good standing of Properties Atlantic in its state of incorporation;

            (f) Any and all forms, certificates and/or other instruments required to pay the transfer and recording taxes and charges arising from the transactions contemplated by this Agreement, together with evidence reasonably satisfactory to Contributee that such transfer taxes and charges have been paid;

            (g) A certificate of non-foreign status with respect to each Contributor that the Contributors are in compliance with Section 1445 of the Code;

            (h) An assignment, in a form reasonably satisfactory to Contributee's counsel, of all of Contributors' right to any lock box and/or bank account into which payments are made by Contributors' customers, distributors or any other Person in respect of Contributors' accounts receivable or any other Contributed Asset; and

            (i) Such other separate instruments of sale, assignment or transfer and such other documents executed by Contributors and/or any third party, if necessary, that Contributee may reasonably deem necessary or appropriate in order to perfect, confirm or evidence title to all or any part of the Contributed Assets as required by this Agreement or to otherwise consummate the transactions contemplated hereby.

            8.6 Due Diligence Review. Contributee shall be satisfied, to its sole satisfaction, with the content of the Disclosure Schedules.

            8.7 Consents. Subject to Schedule 1.1B, all of the Contracts shall have been assigned to Contributee and any consents required as a consequence of the transactions contemplated by this Agreement with respect to all of the Permits and all of the Contracts shall have been obtained or granted, including without limitation, consents by any third party to the assignment of the Contracts set forth on Schedule 1.1A and 4.6 and the Facility Leases set forth on Schedule 4.5, which consents shall not in any manner restrict the ability of Contributee and its Affiliates to conduct the business of Contributors as previously conducted.

            8.8 Bank Account Signatories. All Personnel of Properties Atlantic shall have been removed as authorized signatories for any bank accounts of Properties Atlantic and, to the extent requested by Contributee, replaced with Persons designated by Contributee.

            8.9 Closing of IPO. The IPO shall have been consummated and the net proceeds from the IPO which is to be contributed to the Contributee by the Company is sufficient, as determined by the Contributee in its reasonable discretion, to enable Contributee to apply such portion of the net proceeds to acquire such other properties or interests, to repay principal interest and other amounts due with respect to indebtedness and to meet such other obligations as may be described in the Registration Statement on Form S-11 prepared and filed in connection with the IPO, as the same may be in effect on the day the IPO closes.

            8.10 Lock-Up Letter. The Contributors shall have entered into a Lock-Up Agreement with the Contributee, substantially in the form as Exhibit G attached hereto, whereby Contributors will not be permitted to transfer Units for up to two years after the Closing, except as otherwise permitted under such Lock-Up Agreement.

            8.11 Exchange Rights Agreement. The Contributors shall have entered into an Exchange Rights Agreement with the Contributee and the Company, substantially in the form of Exhibit H hereto.

            8.12 Registration Rights Agreement. The Contributors shall have entered into a Registration Rights Agreement with the Company substantially in the form as Exhibit I hereto.

                                   ARTICLE IX

                     ACTIONS BY CONTRIBUTORS AND CONTRIBUTEE

            9.1 Books and Records. Contributors and Contributee agree that each will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and Personnel (without substantial disruption of employment) retained and remaining in existence after the Closing Date that are necessary or useful in connection with any tax return, inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. Without limiting the foregoing, Contributee and Contributors shall retain, until the applicable statutes of limitations (including any extensions thereof) have expired, copies of Books and Records related to Taxes for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees.

            9.2 Survival of Representations, Etc. All statements contained in the Disclosure Schedule or in any exhibit, schedule, certificate or instrument of conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the parties delivering the same hereunder. The representations, warranties, covenants and agreements of Contributors and Contributee contained herein and as provided in the preceding sentence shall survive the Closing Date until the first anniversary of the Closing Date, without regard to any investigation made by any of the parties hereto; provided, however, that (i) the representations and warranties contained in Sections 4.15 and 4.21 shall survive until the expiration of the applicable statute of limitations (giving effect to any waiver or extension thereof), (ii) the covenants contained in Article IX shall survive until the end of the applicable Non-competition Period and (iii) the representations and warranties contained in Sections 4.3 and 4.20 and the covenants and agreements contained in
Article XI shall survive without limitation indefinitely.

            9.3   Indemnifications.

            (a) By Contributors. (1) Contributors shall indemnify, save and hold harmless Contributee and its Affiliates, and its and their respective Representatives, from and against any and all costs, losses (including, without limitation, diminution in value), liabilities, damages, lawsuits, deficiencies, claims and expenses (whether or not arising out of third-party claims), including, without limitation, interest, penalties, additions, travel expenses, wages allocable to loss of employee time, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, the "Damages"), incurred in connection with or arising out of or resulting from (i) any breach of any representation, warranty, covenant or agreement, or the inaccuracy of any representation or warranty, made by Contributors in or pursuant to this Agreement (whether or not such claims or causes of action with respect thereto are described, listed or reflected on the Disclosure Schedule);
(ii) any liabilities under any Pension Plan, ERISA Plan or Welfare Plan or for workers compensation, severance or other employment related liabilities of Contributors (whether or not such liabilities are described, listed or reflected on the Disclosure Schedule); (iii) any liabilities of Contributors in respect of any Taxes relating to any taxable period prior to the Closing Date or imposed as a result of the transactions contemplated by this Agreement (whether or not such liabilities are described, listed or reflected on the Disclosure Schedule); (iv) any liabilities arising out of the presence, release or disposal of any Hazardous Substances, Environmental Claims or the violation of any Environmental Laws prior to the Closing Date (whether or not such liabilities are described, listed or reflected on the Disclosure Schedule); and (v) any Excluded Liability of Contributors being imposed or threatened to be imposed upon Contributee, its Affiliates or Subsidiaries or any of its or their respective Representatives by reason of Contributee's status as transferee of the Business or the Contributed Assets of Contributors or otherwise. The term "Damages" as used in this Section
9.3 is not limited to matters asserted by third parties against Contributors or Contributee, but includes Damages incurred or sustained by Contributors or Contributee in the absence of third party claims.

            (2) At the Closing, Contributors shall enter into a pledge and security Agreement (the "Pledge Agreement"), pursuant to which Contributors shall pledge the Units to Contributee to secure Contributors' obligations under
Section 9.3(a)(1). The Pledge Agreement shall be in terms reasonably satisfactory to the parties but shall provide for a release of the pledge in the event no claim made by Contributee against Contributors remains unsatisfied on the first anniversary of the Closing Date. Upon full satisfaction of all claims that were unsatisfied on the first anniversary of the Closing Date, the pledge shall be released.

            (b) By Contributee. Contributee shall indemnify and save and hold harmless Contributors and its Affiliates, and its and their respective Representatives, from and against any and all Damages incurred in connection with or arising out of or resulting from (i) any breach of any covenant or warranty, or the inaccuracy of any representation or warranty, made by Contributee in or pursuant to this Agreement; and (ii) any Assumed Liability being imposed upon Contributors or any of its Representatives or Affiliates of Contributors.

            (c) Defense of Claims. If any action or proceeding (including any governmental investigation or inquiry by any Authority) shall be brought or asserted or threatened to be brought or asserted against an indemnified party in respect of which indemnity may be sought from an indemnifying party, such indemnified party shall promptly notify the indemnifying party in writing, and the indemnifying party may, in its sole discretion, promptly upon receipt of such notice, assume the defense thereof, including the employment of counsel satisfactory to such indemnified party and the payment of all expenses. The indemnifying party shall not, except with the written consent of the indemnified party, consent to the entry of a judgment or settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the indemnified party of an unconditional release from all liability in respect of such third party claim or demand. If the indemnifying party elects to assume the defense of any such action of proceeding, the indemnified party shall have the right, in its sole discretion, to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be the expense of such indemnified party unless (a) the indemnifying party has agreed to pay such fees and expenses or (b) the indemnifying party shall have elected not to assume the defense of such action or proceeding or shall have failed to promptly assume the defense of such action or proceeding or shall have failed to employ counsel satisfactory to such indemnified party in any such action or proceeding or (c) the named parties to any such action or proceeding (including any impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party (in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action or proceeding on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for such indemnified party and any other indemnified parties, which firm shall be designated in writing by such indemnified parties). The indemnifying party shall not be liable for any settlement of any such action or proceeding effected without its written consent, but if settled with its written consent (which shall not be unreasonably withheld), or if there be a final judgment for the plaintiff in any such action or proceeding, the indemnifying party agrees to indemnify and hold harmless such indemnified parties from and against any loss or liability by reason of such settlement or judgment. If either party shall claim indemnification for Damages hereunder for any claim other than a third party claim, the indemnified party shall promptly notify the indemnifying party of the nature of the claim and the amount of the Damages and payment therefor shall be made by the indemnifying party forthwith upon receipt of such notice.

            (d) Limitation on Indemnity. The indemnification obligations of the parties hereto with respect to any breach of any representation, warranty, covenant or agreement pursuant to the Section 9.3 shall be limited to claims for Damages made prior to the last date of survival thereof referred to in Section 9.2, provided that any claims for Damages made prior to such date of survival shall survive until such claim is finally resolved, whether pursuant to (i) an agreement between Contributee and Contributors, (ii) a final, non-applicable order of a court of competent jurisdiction or arbitrator or (iii) a written settlement or compromise of a third party claim.

            9.4 Further Assurances. Each of Contributee and Contributors shall use all commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including, without limitation, satisfying the closing conditions set forth in Articles VII and VIII hereof). Following the Closing (and subject to the parties' confidentiality obligations under this Agreement), the parties hereto shall furnish to each other and their respective Representatives such necessary and available information as may reasonably be requested in connection with tax, accounting and similar matters relating to the Contributed Assets or the business of Contributors prior to or after the Closing.


                                    ARTICLE X

                                  MISCELLANEOUS

      10.1 Termination. (a) This Agreement may be terminated at any time prior to the Closing:

                  (i) by mutual consent of Contributors and Contributee or by either party, if the Closing has not occurred on or prior to December 31, 1997;

                  (ii) by Contributee, if Contributee is prepared to close and all conditions to Contributors' obligation to close have been satisfied and Contributors fails to close on or prior to December 31, 1997; and

                  (iii) by Contributors, if Contributors are prepared to close and all conditions to Contributee's obligation to close have been satisfied and Contributee fails to close on or prior to December 31, 1997.

            (b)   In the event of the termination of this Agreement:

                  (i) each party will redeliver all documents, records, work papers, notes, analyses, data, and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

                  (ii)  if this Agreement is terminated pursuant to paragraph
                  (a)(ii) above, Contributors shall reimburse Contributee for all of its out-of-pocket expenses incurred in connection with or relating to the negotiation, preparation, execution and delivery of this Agreement including, without limitation, due diligence expenses, fees and disbursements of counsel and other consultants (including environmental), accountants and advisors and Contributee shall not be liable to Contributors for any fees or expenses incurred by Contributors or its Representatives; and

                  (iii) if this Agreement is terminated pursuant to paragraph
                  (a)(iii) above, Contributee shall reimburse Contributors for all of its out-of-pocket expenses incurred in connection with or relating to the negotiation, preparation, execution and delivery of this Agreement including, without limitation, fees and disbursements of counsel and other consultants, accountants and advisors and Contributors shall not be liable to Contributee for any fees or expenses incurred by Contributee or its Representatives.

                  10.2 Assignment. The parties to this Agreement may assign their rights under this Agreement, but not their obligations hereunder, without the prior written consent of all other parties to this Agreement. Without limiting the generality of the foregoing, Contributors agrees to the assignment by Contributee of its rights pursuant to this Agreement, including its rights to indemnification, to any Affiliate or subsidiary of Contributee and agrees to execute any appropriate agreement or instrument that Contributee may reasonably request in order to effect or evidence such assignment or consent.

                  10.3 Notices; Transfer of Funds. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if Personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent:

                  If to Contributors, to:

                                    Properties Atlantic, Inc.
                                    399 Caroline Avenue, Suite 200
                                    Winter Park, Florida 32789
                                    Telecopy: 407-740-8838
                                    Attention: Clifford Stein

                  If to Contributee, addressed to:

                                    Tower Realty Operating Partnership, L.P.
                                    120 West 45th Street, 24th Floor
                                    New York, New York  10036
                                    Telecopy:  (212) 768-9010
                                    Attention:  Lawrence H. Feldman

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

                  10.4 Choice of Law; Service of Process. (a) This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York without reference to its choice of law provisions.

                  (b) The parties hereto hereby irrevocably submit to the jurisdiction of the United States District Court for the Southern District of New York (or, if subject matter jurisdiction in that court is not available, in any state court located within the City of New York) over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such court. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum.

                  10.5 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto (including, without limitation, the Disclosure Schedule), constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                  10.6 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  10.7 Expenses. Except as set forth above or as otherwise specified herein, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

                  10.8 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

                  10.9 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                  10.10 Publicity. Any press release or public statement by Contributors or Contributee or any of their respective Affiliates regarding the transactions contemplated hereby shall be reviewed by Contributors and Contributee prior to its release. The parties hereto shall issue a mutually acceptable press release as soon as practicable after the execution and delivery of this Agreement; provided, however, that nothing herein shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to fulfill such party's disclosure obligations imposed by law.

                  10.11 Burden and Benefit. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. There are no third party beneficiaries of this Agreement; provided, however, that any Person that is not a party to this Agreement but, by the terms of Section 9.3, is entitled to indemnification, shall be considered a third party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.

                  10.12 Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                  CONTRIBUTEE:

                                  TOWER REALTY OPERATING PARTNERSHIP, L.P.

                                  By:  Tower Realty Trust, Inc., general partner


                                       By:  /s/ Lawrence H. Feldman
                                            -----------------------------------
                                            Name:  Lawrence H. Feldman
                                            Title:  President


                                  CONTRIBUTORS:

                                  PROPERTIES ATLANTIC, INC.


                                  By:  /s/ Reid Berman
                                       ----------------------------------------
                                       Name:  Reid Berman
                                       Title:  President




                                  /s/ Clifford Stein
                                  ---------------------------------------------
                                  CLIFFORD STEIN



                                  /s/ Reid Berman
                                  ---------------------------------------------
                                  REID BERMAN